Exhibit 10.12

December 14, 2021

RE: Offer of Employment

Dear Joel Rivas

It is a pleasure to offer you the position of Chief Financial Officer (CFO) with ITG Communications. This is a salaried, exempt-level position reporting to Peter Giacalone. You will be paid an annual salary of $225,000 paid bi-weekly in accordance with the ITG payroll schedule. This offer may be contingent upon successful completion of pre-employment drug screening and background. The expected start date is January 2, 2022.

Your employment with ITG is at-will and either party can terminate the employment at any time with or without cause and with or without notice. As part of your New Hire Orientation, you will be required to sign the Company’s standard Intellectual Property, Confidentiality, Non-Competition and Non-Solicitation Agreement (“Agreement”). You will also be given a copy of the Company’s Associate Handbook and asked to sign and acknowledge that you have received and read a copy of the Handbook.

As a full time, associate, you are eligible to participate in the Company Benefit Programs, including Health Benefits, 401K and Paid Time off (PTO).

Benefits: Eligibility after 60 Days of Employment. Coverage under the Company’s group health/medical plans will be effective on the 1st day of the month following your first 60 days with the Company. You will receive an enrolment email 2 weeks prior to the eligibility period. Coverage and eligibility is governed by the terms and conditions of the plan.

Paid Time off (PTO) 10 days accrued in the first year of employment, per year in accordance with Company policy, prorated during the first year of employment based upon your start date.

By signing below, you not only accept the terms and conditions of this offer, but also represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company or adversely impact your ability to perform the expected services. Specifically, you confirm by accepting this offer of employment that you have been fully released from any non-competition, non-solicitation or confidentiality agreement with any former employer containing restrictions that remain in force on the date hereof.

152 Molly Walton DR

Hendersonville TN 37075

If the terms and conditions of employment are acceptable as described in this letter, please sign the enclosed copy of this letter, and return it to me. If you have any questions, please do not hesitate to contact me.

Best regards,

/s/ Katie Tisdale

I ACCEPT THE OFFER OF EMPLOYMENT ACCORDING TO THE TERMS SET OUT ABOVE.

DATED THIS 20 DAY OF DECEMBER, 2021.

/s/ Joel Rivas	12/20/21
Signature	Date
Witness Signature	Witness Name Printed